Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Raptor Pharmaceutical Corp.

We have audited the accompanying consolidated balance sheets of Raptor Pharmaceutical Corp. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raptor Pharmaceutical Corp. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2016 (not separately included herein), expressed an unqualified opinion thereon.

/s/ GRANT THORNTON LLP

San Francisco, California

February 26, 2016

RAPTOR PHARMACEUTICAL CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$157,352	$149,613
Restricted cash	1,055	1,562
Accounts receivable	13,267	7,455
Inventories	6,424	9,134
Prepaid expenses and other assets	3,301	3,841

Total current assets	181,399	171,605

Noncurrent assets:
Property and equipment, net	7,644	5,880
Goodwill	12,223	3,275
Intangible assets, net	216,463	2,974
Other assets	5,619	5,332

Total Assets	$423,348	$189,066

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,423	$2,550
Accrued liabilities	22,630	16,859
Common stock warrant liability	—	711
Note payable, current portion	12,000	9,000

Total current liabilities	40,053	29,120

Noncurrent liabilities:
Contingent consideration liability	166,800	—
Deferred tax liability	303	—
Note payable, net of current portion	39,000	51,000
Convertible notes	60,000	60,000

Total liabilities	306,156	140,120

Stockholders’ equity:
Preferred stock, $0.001 par value per share, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 150,000,000 shares authorized, 85,235,591 and 68,861,366 shares issued and outstanding at December 31, 2015 and 2014, respectively	85	69
Additional paid-in capital	441,601	306,832
Accumulated other comprehensive loss	(1,377)	(60)
Accumulated deficit	(323,117)	(257,895)

Total stockholders’ equity	117,192	48,946

Total Liabilities and Stockholders’ Equity	$423,348	$189,066

The accompanying notes are an integral part of these consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

	For the Year Ended December 31,
	2015	2014	2013
Product revenue	$94,190	$69,497	$16,872
Collaborative revenue	50	—	—

Total revenue	94,240	69,497	16,872
Cost of sales	12,621	9,416	1,653

Gross profit	81,619	60,081	15,219
Operating expenses:
Research and development	58,634	43,477	29,177
Selling, general and administrative	71,443	56,654	37,948

Total operating expenses	130,077	100,131	67,125

Loss from operations	(48,458)	(40,050)	(51,906)
Interest income	255	76	188
Interest expense	(15,793)	(13,971)	(6,832)
Foreign currency transaction gain (loss)	(287)	261	8
Loss on short-term investments	—	—	(128)
Adjustment to fair value of common stock warrants	(495)	(1,148)	(10,747)
Other income	—	2,346	—

Loss before provision for income taxes	(64,778)	(52,486)	(69,417)
Provision for income taxes	444	54	—

Net Loss	$(65,222)	$(52,540)	$(69,417)
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	(1,317)	323	(268)

Comprehensive Loss	$(66,539)	$(52,217)	$(69,685)

Net loss per share:
Basic and diluted	$(0.83)	$(0.83)	$(1.20)
Weighted-average shares outstanding:
Basic and diluted	78,878,500	63,213,504	57,860,366

The accompanying notes are an integral part of these consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except shares and per share data)

	Common Stock		Additional Paid In	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance at December 31, 2012	52,425	$52	$155,945	$(115)	$(135,938)	$19,944
Net loss	—	—	—	—	(69,417)	(69,417)
Other comprehensive income (loss)	—	—	—	(268)	—	(268)
Issuance of common stock:						—
At-the-market financing facility, net of offering costs	4,939	5	38,389	—	—	38,394
Exercise of common stock options	651	1	2,474	—	—	2,475
Exercise of common stock warrants	3,600	4	10,322	—	—	10,326
Reclassification of the fair value of warrant liabilities upon exercise			20,086		—	20,086
Stock-based compensation	—	—	7,030	—	—	7,030

Balance at December 31, 2013	61,615	62	234,246	(383)	(205,355)	28,570
Net loss	—	—	—	—	(52,540)	(52,540)
Other comprehensive income (loss)	—	—	—	323	—	323
Issuance of common stock:						—
Employee stock purchase plan	21	—	179	—	—	179
At-the-market financing facility, net of offering costs	4,970	4	44,459	—	—	44,463
Exercise of common stock options	1,643	2	6,574	—	—	6,576
Exercise of common stock warrants	612	1	1,825	—	—	1,826
Reclassification of the fair value of warrant liabilities upon exercise	—	—	7,503	—	—	7,503
Stock-based compensation	—	—	12,046	—	—	12,046

Balance at December 31, 2014	68,861	69	306,832	(60)	(257,895)	48,946
Net loss	—	—	—	—	(65,222)	(65,222)
Other comprehensive income (loss)	—	—	—	(1,317)	—	(1,317)
Issuance of common stock:						—
Employee stock purchase plan	141	—	938	—	—	938
Sale of common stock	10,925	11	92,038			92,049
Restricted stock units	10	—	—	—	—	—
Exercise of common stock options	1,567	2	6,606	—	—	6,608
Exercise of common stock warrants	284	0	301	—	—	301
Employee stock-based compensation expense	—	—	12,803	—	—	12,803
Consultant stock-based compensation expense	—	—	20	—	—	20
Common stock issued for QUINSAIR acquisition	3,448	3	20,857	—	—	20,860
Reclassification of the fair value of warrant liabilities upon exercise	—	—	1,206	—	—	1,206

Balance at December 31, 2015	85,236	$85	$441,601	$(1,377)	$(323,117)	$117,192

The accompanying notes are an integral part of these consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(65,222)	$(52,540)	$(69,417)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	12,823	12,046	7,030
Fair value adjustment of common stock warrants	495	1,148	10,747
Amortization of intangible assets	311	239	193
Depreciation of property and equipment	1,310	798	244
Deferred income taxes	303	—	—
Realized loss (gain) on disposal/sale of property and equipment	—	219	(12)
Loss on short-term investments	—	—	128
Amortization of debt issuance cost	1,215	1,626	433
Changes in assets and liabilities:
Accounts receivable	(5,973)	(1,274)	(6,181)
Inventories	2,627	(6,134)	(3,000)
Prepaid expenses and other assets	438	572	(2,028)
Deposits	(659)
Accounts payable	2,970	(2,714)	(114)
Accrued liabilities	5,203	3,731	10,683
Deferred revenue	—	(4,698)	4,698

Net cash used in operating activities	(44,159)	(46,981)	(46,596)

Cash flows from investing activities:
Net purchase of property and equipment	(2,890)	(5,086)	(1,586)
Purchase of short-term investments	—	—	(147)
Sale of short-term investments	—	—	22,114
Intangible assets	—	—	(1,250)
Change in restricted cash	492	(1,062)	(337)
Acquisition of QUINSAIR	(35,370)	—	—

Net cash (used in) provided by investing activities	(37,768)	(6,148)	18,794

Cash flows from financing activities:
Proceeds from sale of common stock, net	92,049	—	—
Proceeds from sale of common stock under ATM agreement	—	44,463	38,394
Proceeds from the exercise of common stock warrants	301	1,826	10,326
Proceeds from the exercise of common stock options and ESPP	7,546	6,755	2,475
Proceeds from issuance of debt	—	70,000	25,000
Debt issuance costs	—	(3,521)	(1,260)
Principal payments on debt	(9,000)
Offering costs	—	(156)	(126)

Net cash provided by financing activities	90,896	119,367	74,809
Effect of exchange rates on cash and cash equivalents	(1,230)	323	(268)

Net increase in cash and cash equivalents	7,739	66,561	46,739
Cash and cash equivalents, beginning of period	149,613	83,052	36,313

Cash and Cash Equivalents, End of Period	$157,352	$149,613	$83,052

	2015	2014	2013
Supplemental cash flow information:
Interest paid	$14,328	$11,654	$5,412
Income taxes paid	384	176	2
Supplemental disclosure of non-cash investing and financing activities:
Common stock issued in connection with QUINSAIR acquisition	20,860	—	—
Contingent consideration recognized in connection with QUINSAIR acquisition	166,800	—	—
Fair value of warrant liability reclassified to equity upon exercise	1,206	7,503	20,086

The accompanying notes are an integral part of these consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

1. NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying consolidated financial statements reflect the financial position and results of operations of Raptor Pharmaceutical Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America (“GAAP”).

Raptor is a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare and debilitating diseases. The Company’s first product, PROCYSBI® (cysteamine bitartrate) delayed-release capsules (“PROCYSBI”), received marketing approval from the U.S. Food and Drug Administration (“FDA”) on April 30, 2013 for the management of nephropathic cystinosis in adults and children six years and older. On August 14, 2015 the Company received FDA approval for the expanded use of PROCYSBI to treat children two to six years of age with nephropathic cystinosis. In Europe, PROCYSBI® gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received marketing authorization on September 6, 2013 from the European Commission (“EC”), for marketing in the European Union (“EU”) as an orphan medicinal product for the management of proven nephropathic cystinosis. PROCYSBI received seven years of market exclusivity, through 2020, as an orphan drug in the United States and ten years of market exclusivity, through 2023, as an orphan drug in Europe. The Company commenced commercial sales of PROCYSBI in the United States in June 2013, and in Europe in April 2014. For at least the near term, the Company’s ability to generate revenue is dependent upon sales of PROCYSBI in the United States for the management of nephropathic cystinosis in adults and children two years and older and in the EU for the management of proven nephropathic cystinosis.

In October 2015, we acquired various assets and rights related to levofloxacin solution for inhalation, a pharmaceutical product also known as “MP-376” and commercially as “QUINSAIR,” from Tripex Pharmaceuticals, LLC (“Tripex”). QUINSAIR received marketing authorization by the EC for treating chronic lung infection caused by the bacteria Pseudomonas aeruginosa in adults who have cystic fibrosis in March 2015 and Health Canada in June 2015 for the management of cystic fibrosis in patients aged 18 years or older with chronic pulmonary Pseudomonas aeruginosa infections. We plan to launch QUINSAIR in Europe in the first half of 2016 and Canada later in 2016. QUINSAIR is not approved in the United States and the Company plans to discuss the path to potential approval in the same indication in the United States with the FDA in 2016.

Raptor’s development pipeline includes its proprietary delayed-release form of cysteamine, or RP103, the investigational form of PROCYSBI and MP-376, the investigational form of QUINSAIR. Raptor currently has product candidates in clinical development designed to potentially treat Huntington’s disease (“HD”) and Leigh syndrome and other mitochondrial disorders. Raptor’s preclinical programs are based upon bioengineered novel drug candidates that are designed to address rare and orphan indications.

Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company’s direct and indirect wholly owned subsidiaries: Raptor Pharmaceuticals Inc., formerly known as Raptor Therapeutics Inc., which merged with Raptor Discoveries Inc. in December 2012 prior to changing its name, and Raptor European Products, LLC, each of which was incorporated in Delaware on August 1, 2007, and February 14, 2012, respectively, and Raptor Pharmaceuticals Europe B.V. (“BV”), Raptor Pharmaceuticals France SAS (“SAS”), Raptor Pharmaceuticals Germany GmbH (“GMBH”) and RPTP European Holdings C.V. (“CV”), domiciled in the Netherlands on December 15, 2009, in France on October 30, 2012, in Germany on October 16, 2013 and in the Cayman Islands on February 16, 2012, respectively. All inter-company accounts have been eliminated. Net assets in foreign countries totaled $ 4.5 million and $5.8 million at December 31, 2015 and 2014, respectively.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency

The Company’s consolidated functional currency is the U.S. dollar. BV, SAS, and GMBH, the Company’s Dutch subsidiary, French subsidiary, and German subsidiary, respectively, use the European Euro as their functional currency. The CV subsidiary, a Cayman-based subsidiary, uses the U.S dollar as its functional currency. At each quarter end, each foreign subsidiary’s balance sheets are translated into U.S. dollars based upon the quarter-end exchange rate, while their statements of operations and comprehensive loss are translated into U.S. dollars based upon an average exchange rate during the period.

Segment Information

The Company has determined that it operates in only one segment, as it only reports profit and loss information on an aggregate basis to its chief operating decision maker. The Company’s long-lived assets maintained outside the United States are not material.

Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value due either to length of maturity or interest rates that approximate prevailing market rates. The Company previously recorded a common stock warrant liability which was carried at fair value and, determined using the Black-Scholes option valuation model at the end of each reporting period.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents, which consist principally of money market funds, with high credit quality financial institutions. Such amounts exceed Federal Deposit Insurance Corporation insurance limits. As of December 31, 2015, the Company had $157.4 million in cash and cash equivalents, of which $6.9 million was held by its foreign subsidiaries.

Restricted Cash

Restricted cash represents certificates of deposit and compensating balances required by the Company’s U.S. and European banks as collateral for credit cards and for access to a value-added tax deferral program.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. The Company estimates its allowance for doubtful accounts based upon an assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions, and other factors that may affect customers’ ability to pay. To date, the Company has not experienced significant losses with respect to the collection of accounts receivable.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured. The Company determines that persuasive evidence of an arrangement exists based on written

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

contracts that define the terms of its revenue arrangements. Pursuant to the contract terms, the Company determines when title to products and associated risk of loss has passed on to the customer. The Company assesses whether the Company’s product and/or revenue fees are fixed or determinable based on the payment terms associated with the corresponding transaction and whether the sales price and/or fees are subject to refund or adjustment. The Company assesses collectability based primarily on the customer’s payment history and creditworthiness, and records a reserve for product returns based upon timing and history of similar product sales and returns in the pharmaceutical industry.

PROCYSBI is currently distributed in the U.S. by a specialty pharmacy distributor, the Accredo Health Group, Inc. (“Accredo”) which is currently the Company’s only U.S. customer and which subsequently ships directly to patients. The Company’s distributor in the EU and other territories outside the U.S. is the Almac Group, Ltd., which ships directly to pharmacies after a prescription for PROCYSBI has been received. PROCYSBI is not available in U.S. retail pharmacies. Authorization of coverage by patients’ commercial insurance plans, Raptor’s patient assistance program (“PAP”) or government payors is a prerequisite to the shipment of PROCYSBI to U.S. patients. Prior to the third quarter of 2014, revenue from the sale of PROCYSBI in the U.S. was recognized based on the amount of product sold through to the patients. Beginning July 2014, the Company was able to reasonably estimate and determine sales allowances in the U.S.; therefore the Company began recognizing PROCYSBI revenue in the U.S. at the point of sale to the specialty pharmacy, which resulted in a one-time non-recurring recognition of an additional $4.4 million in net revenues during the three months ended September 30, 2014. Revenue is currently recognized in the EU once confirmed orders from pharmacies have been shipped and invoiced for payment by the distributor on the Company’s behalf.

The Company records revenue net of expected discounts, distributor fees, and rebates, including government rebates such as Medicare and Medicaid in the U.S. Allowances are recorded as a reduction of revenue at the time product sales are recognized. Allowances for government rebates and discounts are established based on the actual payor and payor mix information, which is known in the U.S. at the time of shipment to the distributor and in Europe at the time of shipment to pharmacies, and the government-mandated discount rates applicable to government-funded programs. There is a significant time lag in us receiving these rebate notices (generally several months after our sale is made). The Company’s estimates are based on our historical claims from participating state governments, as supplemented by management’s judgment. The allowances are adjusted to reflect known changes in the factors that may impact such allowances in the quarter the changes are known.

Inventories and Cost of Sales

Inventories are stated at the lower of cost or market price, with cost determined on a first-in, first-out basis. Inventories are reviewed periodically to identify slow-moving inventory based on sales activity, both projected and historical, as well as product shelf-life.

Products that have been approved by the FDA or other regulatory authorities are also used in clinical programs, to assess the safety and efficacy of the products for usage in diseases or patients that have not been approved by the FDA or other regulatory authorities. The form of PROCYSBI utilized for both commercial and clinical programs is identical and, as a result, the inventory has an “alternative future use” as defined in authoritative accounting guidance. Raw materials and purchased drug product associated with clinical development programs are included in inventory and charged to research and development expense when the product enters the research and development process and/or no longer can be used for commercial purposes and, therefore, does not have an “alternative future use.”

Upon launching PROCYSBI in June 2013 in the United States and in April 2014 in the EU, the Company began recognizing cost of sales. Cost of sales includes the cost of inventory sold or reserved; manufacturing, manufacturing overhead and supply chain costs; inventory variance amortization; product shipping and handling costs; and amortization of licensing approval milestone payments and licensing royalties payable to the University of California, San Diego (“UCSD”).

Property and Equipment

Property and equipment, which mainly consist of leasehold improvements, office furniture, lab equipment and computer hardware and software, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Goodwill and Intangible Assets

Goodwill represents the excess of the consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. Intangible assets with indefinite useful lives are related to purchased in-process research and development (IPR&D) projects and are measured at their respective fair values as of the acquisition date. The Company does not amortize goodwill and intangible assets with indefinite useful lives. Intangible assets related to IPR&D projects are considered to be indefinite-lived until the completion or abandonment of the associated R&D efforts. If and when development is complete, which generally occurs if and when marketing approval is obtained, the associated assets are deemed finite-lived and are amortized based on their respective estimated useful lives at that point in time. The Company tests goodwill and other indefinite-lived intangible assets for impairment on an annual basis and in between annual tests if any events or changes occur that would indicate the fair values of the assets are below their carrying amounts.

Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis, and are reviewed for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable.

Common Stock Warrant Liabilities

The Company previously issued common stock warrants that contained conditional obligations that may have required the Company to transfer cash to settle the warrants upon the occurrence of certain fundamental transactions. Therefore, the Company classified such warrants as liabilities. At each reporting period, the Company re-measured the common stock warrant liability at the end of every reporting period with the change in value reported in the Company’s consolidated statements of operations and comprehensive loss. At the exercise date, the fair values of these warrants were re-measured and reclassified to equity. As of December 31, 2015, all common stock warrants had been exercised or expired.

Debt Issuance Costs

Debt issuance costs are expenses associated with the loan agreements with HC Royalty and the issuance of convertible notes (see Note 8). Debt issuance costs which were capitalized are being amortized over the life of the respective debt to interest expense using the interest method. Debt issuance costs are a component of Other Assets on the Company’s consolidated balance sheets.

Other Income

In 2014, the Company recorded other income of $2.3 million related to disgorgement of alleged short-swing profits under Section 16(b) of the Securities Exchange Act of 1934 from a stockholder. This amount is recorded as Other Income on the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding during the period. Diluted net loss per share is calculated by dividing net loss by the weighted-average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

	Year Ended December 31,
	2015	2014	2013
Warrants to purchase common stock	—	334,764	946,370
Options to purchase common stock	8,790,474	8,857,961	8,217,674
Restricted stock unit awards outstanding	448,777
Convertible debt	3,428,571	3,428,571	—

Total Potentially Dilutive Securities	12,667,822	12,621,296	9,164,044

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Stock-Based Compensation

Compensation costs related to the Company’s stock incentive plans are measured at the grant date based on the fair value of the equity instruments awarded and are recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. Compensation expense for stock-based compensation awards is reduced by an estimate for forfeitures.

Research and Development

Research and development costs are charged to expense as incurred. Research and development expenses primarily include salaries and benefits for medical, clinical, regulatory, quality, pharmacovigilance, preclinical, and research personnel, costs related to research activities, preclinical and nonclinical studies, clinical trials, and drug manufacturing expenses, including certain commercial drug manufacturing expenses prior to obtaining marketing approval.

Advertising Expenses

The Company expenses advertising costs, including promotional expenses, as incurred. For the years ended December 31, 2015, and 2014 advertising expenses were $2.9 million and $1.4 million, respectively.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, the Company has determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a full valuation allowance has been provided on the Company’s net deferred tax assets.

The Company identifies uncertain tax positions and discloses any potential tax liability on its financial statements. The Company recognizes interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2015, there were no accrued uncertain tax positions or interest and penalties related to uncertain tax positions.

The Company files U.S. federal, California state, and various other state and foreign country income tax returns. The Company is currently not subject to any income tax examinations. Due to the Company’s net operating losses (“NOLs”), generally all tax years remain open.

Reclassifications

Certain amounts previously reported under specific financial statement captions have been reclassified to be consistent with the current period presentation.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” In applying the revenue model to contracts within its scope, the Company will: identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 by one year for all entities and permits early adoption on a limited basis. ASU 2014-09 will be effective for the Company in the first quarter of 2018, and early adoption permitted in the first quarter of 2017. The Company does not believe the adoption of this ASU will have a material impact on its consolidated financial statements.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The ASU requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is “substantial doubt about the entity’s ability to continue as a going concern.” This ASU is effective for the Company in the first quarter of 2018, and early adoption permitted. The Company does not expect the adoption of the amendments to have a material effect on its financial condition and results of operations.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which amends the presentation of debt issuance costs in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as a deferred charge as presented under current guidance. ASU 2015-03 is effective for the Company in the first quarter of 2016 and must be applied retrospectively. Early adoption is permitted. In August 2015, the FASB issued ASU 2015-15, Interest - Imputation of Interest, to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements given the lack of guidance on this topic in ASU 2015-03. The SEC staff has announced that it would “not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement.” The adoption of this amendment would result in a balance sheet reclassification of the Company’s $3.8 million unamortized debt issuance costs balance of December 31, 2015 to a reduction in the carrying amount of the related debt liability. This amendment will not affect the Company’s results of operations.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, which requires entities to measure most inventory “at the lower of cost and net realizable value,” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU 2015-11 is effective for the Company in the first quarter of 2017 and is to be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments which allows entities to recognize adjustments to provisional amounts in the period adjustment is identified rather than retrospectively. In-period adjustments must be disclosed. This ASU is effective for the Company in the first quarter of 2016. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU. Early adoption is permitted for financial statements that have not been issued. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. This is part of FASB’s simplification initiative. The amendments in this ASU require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This ASU is effective for the Company in the first quarter of 2017. Early adoption is permitted. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The purpose is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. This ASU is effective for the Company in the first quarter of 2018. Early adoption is not permitted except for limited provisions. The Company does not expect the adoption of this amendment to have a material effect on its financial condition and results of operations.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

3. FAIR VALUE MEASUREMENT

The Company uses a fair value approach to value certain assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level 1 -Quoted market prices in active markets for identical assets or liabilities;

•	Level 2 -Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level 3 -Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each reporting period. There were no transfers between Level 1, 2 or 3 of the fair value hierarchy during the years ended December 31, 2015 and 2014. The following table presents the assets and liabilities recorded that are reported at fair value on our consolidated balance sheets on a recurring basis.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

(In thousands) December 31, 2015	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$147,007	$—	$—	$147,007

Total	$147,007	$—	$—	$147,007

Liabilities
Contingent Consideration Liability	$—	$—	$166,800	$166,800

Total	$—	$—	$166,800	$166,800

December 31, 2014	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$137,938	$—	$—	$137,938

Total	$137,938	$—	$—	$137,938

Liabilities
Common stock warrants	$—	$—	$711	$711

Total	$—	$—	$711	$711

(1)	Cash equivalents represent the fair value of the Company’s investments in money market funds at December 31, 2015 and 2014.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

The following table presents a reconciliation of the Company’s recurring fair value measurements categorized within Level 3 of the fair value hierarchy (liability-classified common stock warrants). See Note 11 for additional information regarding the fair value of the contingent consideration liability.

Changes in Level 3 Liabilities Measured at Fair Value on a Recurring Basis - Common Stock Warrants

	Year Ended December 31,
(In thousands)	2015	2014	2013
Beginning fair value	$711	$7,066	$16,405
Change in fair value recognized in earnings	495	1,148	10,747
Exercises	(1,206)	(7,503)	(20,086)

Ending Fair Value	$—	$711	$7,066

Certain of the Company’s previously outstanding common stock warrants were classified as liabilities and were, therefore, re-measured using the Black-Scholes option valuation model at the end of each reporting period with the change in value reported in the Company’s consolidated statements of operations and comprehensive loss. At December 31, 2015, all common stock warrants subject to liability classification had been exercised or expired.

Effect of Raptor’s Stock Price and Volatility Assumptions on the Calculation of Fair Value of Warrant Liabilities

As discussed above, the Company uses the Black-Scholes option pricing model as its method of valuation for warrants that are subject to warrant liability accounting. The determination of fair value as of the reporting date is affected by Raptor’s stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, expected stock price volatility over the term of the security and risk-free interest rate. The primary factors affecting the fair value of the warrant liability are the Company’s stock price and volatility.

Fair Value of Certain Financial Liabilities

The following table presents the carrying value and fair value of certain financial liabilities that are recorded on the Company’s consolidated balance sheets.

	December 31, 2015		December 31, 2014
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Note payable	$51,000	$63,004	$60,000	$65,522
Convertible notes	60,000	44,975	60,000	56,760

4. INVENTORIES

Inventories consist of raw materials, work-in-process and finished goods related to the manufacture of PROCYSBI. Raw materials include the active pharmaceutical ingredient (“API”), cysteamine bitartrate and materials that may be used for clinical trials, which are charged to research and development expense when consumed. Work-in-process includes third party manufacturing cost and an overhead allocation of the Company’s manufacturing and quality testing expenses.

Inventories are summarized as follows:

	December 31,
(In thousands)	2015	2014
Raw materials	$2,681	$6,290
Work-in-process	1,824	721
Finished goods	1,919	2,123

Total Inventories	$6,424	$9,134

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

5. PROPERTY AND EQUIPMENT

The following table presents the components of property and equipment and their estimated useful lives.

	December 31,		Estimated useful lives
(In thousands)	2015	2014
Manufacturing equipment	$4,262	$2,393	—
Office furniture	2,344	2,198	7 years
Laboratory equipment	1,721	1,373	5 years
Computer hardware and software	1,364	815	3 years
Leasehold improvements	583	470	Lease term

Total at cost	10,274	7,249
Less: accumulated depreciation	(2,630)	(1,369)

Total Property and Equipment, Net	$7,644	$5,880

Depreciation expense for the years ended December 31, 2015 and 2014 was $1.3 million and $0.8 million, respectively.

6. NET PRODUCT REVENUES BY GEOGRAPHIC REGION AND NET PRODUCT REVENUES BY SIGNIFICANT CUSTOMERS

Net Product Revenues by Geographic Region

	For the Year Ended December 31,
(In millions)	2015	2014	2013

United States	$86.5	$66.8	$16.9
International	7.7	2.7	—

Total Net Product Revenues by Geographic Region	$94.2	$69.5	$16.9

Net Product Revenues by Significant Customer

Sales to our significant customer, Accredo Health Services, totaled $86.5 million, or 91.82% for 2015, $66.8 million, or 96.12% for 2014, and $16.8, or 100% for 2013 of net product revenue.

7. GOODWILL AND INTANGIBLE ASSETS

On December 14, 2007, the Company acquired the intellectual property and other rights to develop RP103 to treat various clinical indications from UCSD by way of a merger with Encode Pharmaceuticals, Inc., a privately held development stage company (“Encode”), which held the intellectual property license with UCSD. The fair value of the intangible assets at the time of acquisition was approximately $2.6 million.

Pursuant to the license agreement with UCSD, the Company is obligated to pay an annual maintenance fee until the commencement of commercial sales of any licensed products is developed. The Company is also obligated to pay milestone payments upon the occurrence of certain events, royalties on net sales from products developed pursuant to the license agreement and a percentage of sublicense fees or royalties, if any. The Company is obligated to fulfill predetermined milestones within a specified number of years from the effective date of the license agreement, depending on the indication. To the extent that the Company fails to perform these obligations under the agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

In April 2013, the Company announced that the FDA approved PROCYSBI (cysteamine bitartrate) delayed release capsules for the management of nephropathic cystinosis in adults and children six years and older. Subsequently, in September 2013, the Company announced that the EC approved PROCYSBI® gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate) as an orphan medicinal product for the management of proven nephropathic cystinosis for marketing in the EU. The Company paid milestone payments to UCSD during the second and third quarters of 2013 of $0.8 million and $0.5 million, respectively, in conjunction with these approvals, which were capitalized as intangible assets.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

In October 2015, the Company acquired the intellectual property and other rights to develop QUINSAIR from Tripex Pharmaceuticals, LLC (“Tripex”) for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis that has received marketing approval in Europe and Canada. The fair value of the intangible assets at the time of acquisition was approximately $213.8 million.

A summary of intangibles acquired is as follows:

	Useful Life (Years)	December 31,
(In thousands)		2015	2014
IPR&D QUINSAIR	Indefinite	$210,600	$—
Developed technology - QUINSAIR	11.0	3,200	$—
IP license for RP103 related to the Encode merger	20.0	2,620	2,620
UCSD license - FDA and EC approval milestones	14.0	1,250	1,250
Other intangible assets	16.0	240	240

Total intangible assets		217,910	4,110
Less accumulated amortization		(1,447)	(1,136)

Intangible Assets, Net		$216,463	$2,974

The intangible assets (developed technology) related to the QUINSAIR developed technology are being amortized over an estimated useful life of 11 years, which is the life of the intellectual property patents. The intangible assets related to RP103 are being amortized over an estimated useful life of 20 years, which is the life of the intellectual property patents. The 14 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. Other intangible assets are being amortized using the straight-line method over an estimated useful life of 16 years, which is the life of the intellectual property patents. The above definite-lived intangibles do not have any residual value beyond the assets’ useful lives.

During the years ended December 31, 2015 and 2014, there was no intangible asset impairment recognized.

During the years ended December 31, 2015 and 2014, the Company amortized $146 thousand, and $146 thousand, respectively, of intangible assets to research and development expense.

Amortization expense for intangible assets for each of the next five years is as follows:

(In thousands)	Amortization Expense
2016	$529
2017	529
2018	529
2019	529
2020	529

The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2014 are as follows:

(In thousands)
Balance as of December 31, 2014 and 2013	$3,275
Goodwill acquired	8,948

Goodwill, Net	$12,223

The Company tested the carrying value of goodwill for impairment as of December 31, 2015 and determined that there was no impairment.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

8. ACCRUED LIABILITIES

Accrued liabilities consisted of:

	December 31,
(In thousands)	2015	2014
Personnel-related costs	$7,601	$6,879
Rebates and other sales deductions	2,833	3,231
Clinical trials and research and development costs	5,076	2,522
License royalty payable	1,352	972
Royalty-based interest payable	2,008	369
Manufacturing costs	1,577	284
Business development & legal costs	1,030	333
Other	1,153	2,269

Total Accrued Liabilities	$22,630	$16,859

The roll forward of significant estimated accrued rebates, reserve for cash discounts and product returns for the years ended December 31, 2015, and 2014 were as follows:

	Beginning Balance	Provision for Current Period Sales	Provision for Prior Period Sales	Actual Returns/ Credits Related to Current Period Sales	Actual Returns/ Credits Related to Prior Period Sales	Outstanding Balance at Year End
December 31, 2015
Accrued rebates	$2,935	$6,250	$239	$(3,712)	$(3,174)	$2,538
Reserve for cash discounts	215	1,821	41	(1,563)	(256)	258
Product returns	296	—	—	—	—	296
December 31, 2014
Accrued rebates	$2,029	$5,950	$(1,135)	$(3,388)	$(521)	$2,935
Reserve for cash discounts	126	1,725	—	(1,511)	(125)	215
Product returns	296	—	—	—	—	296

The Company accrued approximately $2.5 million and $2.9 million for estimated rebate payments at December 31, 2015 and 2014, respectively. The Company evaluates its historical rebate payments by product as a percentage of historical sales in order to estimate its accrued rebates in proportion to revenue. Management has determined that a one-year look back represents a reasonable approach for assessing its rebate liabilities, and as of December 31, 2015 believes that it has adequately reserved for known and potentially unknown incurred rebates.

The Company accrued approximately $0.3 million and $0.2 million for the estimated cost of prompt-payment discounts at December 31, 2015 and 2014, respectively. These amounts are estimated based upon payment terms with each of the Company’s customers.

The Company considered the need for a reserve for possible product returns sold during the years ended December 31, 2015 and 2014 respectively. The Company determined an allowance of $0.3 million at December 31, 2015 and 2014, respectively, was necessary for possible product returns from its distributor. These amounts are estimated based upon the timing and history of similar product sales in the pharmaceutical industry. As of December 31, 2015, no products had been returned.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

9. NOTE PAYABLE

On December 20, 2012, the Company entered into a loan agreement with HC Royalty, as lender, under which it agreed to borrow $50.0 million in two $25.0 million tranches. The Company received $23.4 million in net proceeds from the first tranche of the loan at closing in December 2012 and an additional $23.7 million in net proceeds in May 2013 from the second tranche upon FDA approval of PROCYSBI.

In July 2014, the Company entered into an amended and restated loan agreement with HC Royalty which revised the terms of the 2012 loan agreement between the Company and HC Royalty, and also provided for an additional $10.0 million in term loan funding. The interest rate was revised to an annual fixed rate of 8.0%, compared to the original interest rate of 10.75%. The loan also contains a synthetic royalty component based on net product revenues, including revenues from the sale of PROCYSBI, in each calendar year, and such royalty is payable quarterly. The variable royalty rate under the amended and restated loan agreement has been revised to 8.0% on the first $50.0 million of revenue and 2.0% on revenue in excess of $50.0 million. The first quarterly principal payment of $3.0 million was paid by the Company in June 2015. All term loans under the amended and restated loan agreement mature on March 31, 2020. The loan and the Company’s obligation to make payments thereunder will terminate immediately when all payments received by HC Royalty equal $120.0 million.

Prior to July 1, 2014, with respect to the first $25.0 million tranche, for each calendar year (prorated for any portion thereof), the loan bore a royalty rate of 6.25% of the first $25.0 million of product net revenues, 3.0% of product net revenues for such calendar year in excess of $25.0 million and up to $50.0 million, and 1.0% of product net revenues for such calendar year in excess of $50.0 million, payable quarterly. Prior to July 1, 2014, with respect to the second $25.0 million tranche, for each calendar year (prorated for any portion thereof), the loan bore a variable royalty interest rate of 6.0% of the first $25.0 million of net product revenues for such calendar year, 3.0% of product net revenues for such calendar year in excess of $25.0 million and up to $50.0 million, and 1.0% of product net revenues for such calendar year in excess of $50.0 million, payable quarterly.

The Company’s amended and restated loan agreement with HC Royalty includes affirmative and negative covenants, including the use of commercially reasonable efforts to exploit RP103 in specific markets and compliance with laws, as well as restrictions on mergers and sales of assets, incurrence of liens, incurrence of indebtedness and transactions with affiliates and other requirements. To secure the performance of the Company’s obligations under the loan, the Company granted a security interest to HC Royalty in substantially all of its assets, the assets of its domestic subsidiaries and a pledge of stock of certain of its domestic subsidiaries. The Company’s failure to comply with the terms of the loan and related documents, the occurrence of a change of control of the Company or the occurrence of an uncured material adverse effect on the Company or the occurrence of certain other specified events, will result in an event of default under the loan that, if not cured or waived, could result in the acceleration of the payment of all of its indebtedness, as well as prepayment penalties, to HC Royalty and interest thereon. Under the terms of the security agreement, in an event of default, HC Royalty can potentially take possession of, foreclose on, sell, assign or grant a license to use, the Company’s pledged collateral and assign and transfer the pledged stock of certain of its subsidiaries.

The Company received marketing approval of PROCYSBI from the FDA on April 30, 2013 and commenced shipment of PROCYSBI during June 2013, and as a result, variable royalty interest became payable to HC Royalty based upon net revenues of PROCYSBI. Interest expense on the loan, excluding amortization of debt issuance costs, for the years ended December 31, 2015, 2014, and 2013 was approximately $9.8 million, $10.6 million, and $6.8 million, respectively.

The following table presents contractual principal payments of the note payable at December 31, 2015.

(In thousands)	Note Principal Payments
2016	$12,000
2017	12,000
2018	12,000
2019	12,000
2020	3,000

Total	$51,000

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Unamortized debt issuance costs on the loan agreement totaled $1.5 million and $2.3 million at December 31, 2015 and 2014, respectively. Amortization expense was $0.7 million, $1.0 million and $0.4 million for the years ended December 31, 2015, 2014, and 2013, respectively.

10. CONVERTIBLE NOTES

In July 2014, the Company sold $60.0 million aggregate principal amount of 8.0% convertible senior notes due 2019 to HC Royalty and other purchasers. These convertible notes require quarterly interest distributions at a fixed coupon rate equal to 8.0% until maturity or conversion, which will be no later than August 1, 2019. The convertible senior notes are convertible at the option of the holder at a conversion rate of 57.14 common shares per $1,000 principal amount of convertible senior notes at issuance (equivalent to a conversion price of $17.50 per common share), subject to adjustment in certain events. Upon conversion of these convertible senior notes by a holder, the holder will receive shares of the Company’s common stock.

In addition, the Company may elect to exercise the optional redemption, as defined in the note purchase agreement, in which case the convertible senior notes will convert into shares of common stock if the price of the common stock is at or above 175% of the applicable conversion price over a 30 consecutive day period. Upon the occurrence of a “change of control”, as defined in the note purchase agreement, the holders may require the Company to repurchase all or a portion of the notes for cash at 100% of the principal amount of the notes being purchased, plus a repayment premium and any accrued and unpaid interest. To secure the performance of the Company’s obligations under the convertible notes agreement, the Company has assigned certain of its assets as collateral.

Interest expense on convertible notes, excluding amortization of debt issuance costs, was $4.8 million and $2.1 million for the years ended December 31, 2015 and 2014, respectively. Unamortized debt issuance costs on these convertible notes totaled $2.3 million and $2.8 million at December 31, 2015 and 2014, respectively. Amortization expense for the years ended December 31, 2015 and 2014 was $0.5 million and $0.2 million, respectively.

11. BUSINESS COMBINATION

(a) Acquisition of QUINSAIR

Acquisition Overview

On October 5, 2015, the Company completed the acquisition of QUINSAIR from Tripex. The Company acquired exclusive global rights and assets to develop, manufacture and commercialize QUINSAIR a levofloxacin solution for inhalation. At closing, the Company paid Tripex approximately $35.4 million in cash consideration, subject to a deduction for payment of costs for representations and warranties insurance, and an amount to be held in escrow, and issued to Tripex 3,448,001 shares of Raptor common stock. In addition, the purchase agreement provides for contingent payments of up to $350 million associated with development, regulatory and commercial milestones, a portion of which is also payable in Raptor common stock at the Company’s election, and a single digit royalty on future global net sales. The Company has single-digit royalty and contingent obligations to two additional parties involved in QUINSAIR’s development.

Consideration transferred

The acquisition-date fair value of the consideration transferred consisted of the following items:

(In thousands)
Cash consideration	$35,370
Stock consideration	20,860
Contingent consideration	166,800

Total purchase consideration	$223,030

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Fair Value Estimate of Assets Acquired and Liability Assumed

Property and equipment	$282
Developed Technology	3,200
In-Process Research and Development	210,600
Goodwill	8,948

$223,030

	Value of Intangible Assets Acquired	Amortization Period*
Developed technology	$3,200	132 months
IPR&D	210,600		(1)

Total identifiable intangible assets	$213,800

*	Recognized on a straight-line basis.
(1)	IPR&D is an intangible asset classified as indefinite-lived until the completion or abandonment of the associated research and development effort, and will be amortized over an estimated useful life to be determined at the date the project is completed. IPR&D is not amortized during this period, but is periodically tested for impairment.

The fair value of the acquired developed technology and IPR&D assets were estimated using the income approach. The income approach uses valuation techniques to convert future amounts to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Direct costs of the QUINSAIR acquisition included consulting, legal, and accounting fees which aggregated to $3.9 million. This amount is included in “selling, general and administrative expenses” within the accompanying Consolidated Statements of Operations for the year ended December 31, 2015.

The Company estimated the acquisition date fair value of the contingent consideration payable of $166.8 million on October 5, 2015, which is payable upon the achievement of specified development, regulatory approval, sales-based milestone events or financial results. The model used in valuing this contingent consideration liability requires the use of significant estimates and assumptions including but not limited to:

•	estimates of revenues and operating profits related to the products or product candidates;

•	the probability of success for unapproved product candidates considering their stages of development;

•	the time and resources needed to complete the development and approval of product candidates;

•	the life of the potential commercialized products and associated risks, including the inherent difficulties and uncertainties in developing a product candidate such as obtaining FDA and other regulatory approvals; and

•	risks related to the viability of and potential alternative treatments in any future target markets.

As of December 31, 2015, the fair value of the contingent consideration liability remained unchanged at $166.8 million due to the limited passage of time from the acquisition date and as there were no changes to the significant estimates and assumptions used in measuring the acquisition date fair value. The contingent consideration liability is recognized on the face of the Company’s consolidated balance sheet.

The acquired assets were pre-revenue as of the acquisition date and the expenses incurred, related to the acquired assets, were insignificant for the period January 1, 2014 to the acquisition date. Subsequent to the acquisition date, the Company has not recognized any revenue and has incurred approximately $1.0 million of expenses through December 31, 2015.

Goodwill

Goodwill presented above of $8.9 million represents the difference of the QUINSAIR total purchase consideration of $223.0 million minus the net assets acquired of $214.1 million. This goodwill includes benefits that the Company believes will result from the

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

know-how associated with the QUINSAIR compound for the impending commercial launch and future product development. In accordance with applicable GAAP, the Company will not amortize goodwill though it will be subjected to annual impairment testing. This goodwill is not deductible for income tax purposes.

12. CAPITAL STRUCTURE

Stockholder Rights Plan

The Company’s stockholder rights plan entitled the holder of each outstanding share of common stock of the Company to one stock purchase right (a “Right”). Each Right entitled the registered holder to purchase from the Company one thousandth of a share of the Company’s Series A Participating Preferred Stock (the “Preferred Shares”) at a price of $15 per one one-thousandth of a Preferred Share (the “Purchase Price”), once the Rights became exercisable. The Rights were not exercisable until the earlier of either (a) 10 days after the public announcement that a person, together with all affiliates or associates of such person, has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of the Company’s outstanding common stock, or (b) 10 business days (or a later date determined by the Board before any person or group becomes an Acquiring Person) after a person or group of affiliated or associated persons began a tender or exchange offer which, if completed, would result in that person or group of affiliated or associated persons becoming an Acquiring Person. Each one one-thousandth of a share preferred stock, if issued, would have the same voting power as one one-hundred thirty-sixth (1/136th) of a share of common stock and would have entitled holders to a per share payment equal to the payment made on one one-hundred thirty-sixth (1/136th) of a share of common stock, so that one full share of preferred stock would be entitled to receive a payment one one-hundred thirty-sixth (1/136th) of 1,000 times the per share payment to a share of common stock, provided that shares of the Company’s common stock were exchanged via merger, consolidation or a similar transaction. The Rights expired on May 13, 2015.

2009 Merger and NASDAQ Listing

On September 29, 2009, the Company, formerly known as TorreyPines Therapeutics, Inc. (“TorreyPines”) and Raptor Pharmaceutical Corp. (“RPC”) completed a reverse merger. The Company changed its name to “Raptor Pharmaceutical Corp.” and commenced trading on the NASDAQ Global Market. In connection with the merger, the Company assumed all of the TorreyPines stock options and warrants outstanding at the time of the merger. The remaining warrants outstanding expired on September 26, 2015.

Common Stock Issuance under At-The-Market (“ATM”) Agreement

On April 30, 2012, the Company entered into an “At-the-Market” (“ATM”) sales agreement, with Cowen and Company, LLC (“Cowen”), under which the Company could, at its discretion, sell its common stock with a sales value of up to a maximum of $40.0 million through ATM offerings on the NASDAQ Stock Market (the “2012 Sales Agreement”). On July 3, 2013, the Company and Cowen amended and restated the 2012 Sales Agreement (the “2012 Amended and Restated Sales Agreement”) to increase the aggregate gross sales proceeds that could be raised to $100.0 million. Cowen was the sole sales agent for any sales made under the ATM for a 3.0% commission on gross proceeds. The common stock was sold at prevailing market prices at the time of the sale of common stock, and, as a result, prices varied. Cumulatively through December 31, 2014, we sold 12,569,914 shares under the ATM offerings at a weighted-average selling price of $7.96 per share for net proceeds of approximately $97 million under the 2012 Amended and Restated Sales Agreement.

During the years ended December 31, 2014 and 2013, the Company sold approximately 5.0 million and 4.9 million shares, respectively, under ATM offerings at a weighted-average selling price of $9.29 and $8.09 per share, respectively, for proceeds of approximately $45 million and $38.8 million net of commissions, respectively. As of December 31, 2014, the Company did not have any remaining shares available under the ATM for future sales of the Company’s common stock.

On September 4, 2015, the Company entered into a new ATM sales agreement, with Cowen, under which the Company may, at its discretion, sell its common stock with a sales value of up to a maximum of $75.0 million through ATM offerings on the NASDAQ Stock Market (the “2015 Sales Agreement”). Cowen is the sole sales agent for any sales made under the 2015 Sales Agreement, and the Company will pay Cowen a commission, or allow a discount, for its services in acting as agent in the sale of our common stock of up to 3.0% of the gross sales price per share of all shares sold through it as agent under the 2015 Sales Agreement. The common stock will be sold at prevailing market prices at the time of the sale of common stock, and, as a result, prices will vary. During the year ended December 31, 2015, there were no shares sold under the 2015 Sales Agreement and $75.0 million was available for issuance under the 2015 Sales Agreement.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

2015 Follow-on Public Offering

On April 8, 2015, the Company closed an underwritten public offering of shares of the Company’s common stock at a price to the public of $9.00 per share. The shares sold in the offering included 9.5 million shares of common stock plus an additional 1.43 million shares of common stock pursuant to the exercise by the underwriters of the over-allotment option the Company granted to them. Total gross proceeds to the Company in the offering (including in connection with the sale of the shares of common stock pursuant to the exercise of the over-allotment option) totaled $98.3 million, before underwriting discounts and commissions. The offering resulted in net proceeds to the Company of approximately $92.0 million after deduction of underwriting discounts of 6% and other offering expenses paid by the Company.

Common Stock Warrants

During the years ended December 31, 2015 and 2014, the Company received approximately $0.3 million and $1.8 million from the exercise of warrants in exchange for the issuance of 284,047 and 611,606 shares of the Company’s common stock, respectively. There were no common stock warrants outstanding at December 31, 2015.

For the years ended December 31, 2015, 2014 and 2013, the Company recorded losses of approximately $0.5 million, $1.1 million, and $10.7 million, respectively, in its consolidated statements of operations and comprehensive loss from changes in the fair values of liability-classified warrants.

13. STOCK-BASED COMPENSATION

Stock Incentive Plans

The Company’s 2010 Stock Incentive Plan, as amended, provides for stock options, restricted stock or RSUs to be granted to its employees, independent contractors, consultants and non-employee directors.

On November 25, 2014, as a key requirement of the Company’s strategy of strengthening its leadership team and employee base, continuing the expansion of its commercial activities into new territories, and increasing the expansion of its product development programs, the Company’s Board of Directors approved the 2014 Commencement Plan. The plan was approved pursuant to Rule 5635(c)(4) of the Nasdaq Global Select Market for equity grants to induce new employees to enter into employment with the Company. Up to 2,400,000 shares were available to be issued under this plan.

On May 19, 2015, at the Company’s Annual Meeting of Stockholders, the stockholders approved amendments to the Company’s 2010 Stock Incentive Plan. These amendments were previously approved by the Company’s Board of Directors in February 2015. Among other things, the 2015 Plan Amendment increased the share reserve available for issuance by 3,456,620 under the 2010 Stock Incentive Plan to an aggregate of approximately 15.4 million shares plus any shares which are subject to awards under the 2014 Commencement Plan which are forfeited or lapse unexercised and which are not issued under the 2014 Commencement Plan, all of which may be used for any form of award under the 2010 Stock Incentive Plan. Following the approval of the 2015 Plan Amendment by the Company’s stockholders, no new equity grants will be made under the 2014 Commencement Plan.

During the year ended December 31, 2015, the Company received approximately $6.6 million from the exercise of stock options. As of December 31, 2015, there were 3,906,512 shares remaining available for issuance under the 2010 Stock Incentive Plan, as amended.

Stock options are granted to recognize the contributions made by its employees, independent contractors, consultants and directors, to provide those individuals with additional incentive to devote themselves to the Company’s future success and to improve its ability to attract, retain and motivate individuals upon whom its growth and financial success depends. Employee stock options generally vest over four years with a six-month cliff-vesting period. In general, all options are exercisable over a period not to exceed the contractual term of ten years from the date the stock options are granted at prices not less than the fair market value of the Company’s common stock on the grant date. The Company has and may grant options with different vesting terms from time to time.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

The following table presents components of stock-based compensation recorded in our consolidated statements of operations and comprehensive loss.

	Year Ended December 31,
(In thousands)	2015	2014	2013
Cost of goods sold	$186	$191	$—
Research and development	2,526	2,220	1,550
General and administrative	10,111	9,635	5,480

Total Stock-Based Compensation Expense	$12,823	$12,046	$7,030

Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

Period (1)	Risk-free interest rate	Expected life of stock option	Annual Volatility
Year ended December 31, 2015	1.33% to 2.18%	6 years	67 to 69%
Year ended December 31, 2014	0.0025% to 2.13%	6 years	67 to 68%
Year ended December 31, 2013	0.71% to 1.51%	5 years	66 to 100%

(1)	Dividend rate is 0% for all periods presented.

The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method.

A summary of the activity in the 2014 Employment Commencement Stock Incentive Plan, the 2010 Equity Incentive Plan, as amended, the 2006 Equity Compensation Plan, as amended, and the Company’s other stock option plans, is as follows:

	For the Year Ended
	December 31, 2015		December 31, 2014
	Option Shares	Weighted- average Exercise Price	Option Shares	Weighted- average Exercise Price
Beginning balance	8,857,961	$7.71	8,217,674	$6.05
Granted	2,453,009	9.80	3,356,946	12.03
Exercised	(1,542,603)	4.28	(1,643,464)	4.00
Canceled	(977,893)	11.33	(1,073,195)	14.22

Outstanding Balance at Year End	8,790,474	8.49	8,857,961	7.71

The number of options outstanding, vested and expected to vest as of December 31, 2015 was 8,142,976 and the weighted-average remaining contractual life was 6.9 years. The aggregate intrinsic value and the weighted-average intrinsic value of stock options outstanding, vested and expected to vest as of December 31, 2015 was $2.1 million and $8.37 per option, respectively. The number of options outstanding, vested and expected to vest as of December 31, 2014 was 8,390,147 and the weighted-average remaining contractual life was 6.8 years. The aggregate intrinsic value and the weighted-average intrinsic value of stock options outstanding, vested and expected to vest as of December 31, 2014 was $33.7 million and $7.57 per option, respectively.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

As of December 31, 2015, the options outstanding under all of the Company’s stock option plans consisted of the following:

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Price	Number of Options Outstanding	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price	Number of Options Exercisable	Weighted- average Remaining Contractual Life	Weighted- average Exercise Price
$0 to $3.00	319,755	2.10	$2.67	319,755	2.10	$2.67
$3.01 to $5.00	1,021,578	5.31	4.05	819,757	4.32	3.89
$5.01 to $6.00	2,384,438	5.62	5.27	2,164,305	5.40	5.26
$6.01 to $9.00	1,146,802	7.72	7.62	546,617	6.92	7.45
$9.01 to $10.00	1,690,699	8.94	9.74	446,466	8.68	9.71
$10.01 to $14.00	969,870	8.64	11.86	292,277	7.67	11.93
$14.01 to $18.00	1,239,639	7.21	14.92	754,730	6.48	14.88
$18.01 to $160.00	17,693	1.22	105.16	17,693	1.22	105.16

Total	8,790,474	6.92	8.49	5,361,600	5.73	7.54

The aggregate intrinsic value of stock options outstanding as of December 31, 2015 was $2.2 million. The aggregate intrinsic value of stock options exercisable as of December 31, 2015 was $2.1 million.

At December 31, 2015, the total unrecognized compensation cost was approximately $20.2 million. The weighted-average period over which it is expected to be recognized is approximately 2.65 years.

The following table presents details on the stock options granted and exercised.

	Year Ended December 31,
	2015	2014	2013
Weighted-average fair value per share of options granted	$5.95	$6.50	$5.33
Aggregate intrinsic value of options exercised	$10,602.00	$11,920.00	$5,979.00

In the years ended December 31, 2015 and 2014, the Company incurred $1.4 million and $1.3 million, respectively, of incremental stock compensation costs associated with modifications to retiring directors, former directors, and certain employees’ stock option grants. These modifications included the acceleration of unvested shares and an extended period to exercise vested options.

Restricted Stock Units

At December 31, 2015, there were 448,777 RSUs outstanding, of which none have vested. There were 509,967 RSUs granted and 51,146 RSUs forfeited related to employee departures during the twelve months ended December 31, 2015. During the twelve months ended December 31, 2015, there were 10,044 RSU distributions. Unvested RSUs at December 31, 2015 will vest through 2019.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

A summary of information related to restricted stock units (“RSUs”) for the year ended December 31, 2015 is presented below:

	For the Year Ended
	December 31, 2015
	Number of Shares Issued Under the 2010 and 2014 Equity Incentive Plan	Weighted- average Grant Date Fair Value Per Share
Unvested balance - December 31, 2014	—	$—
Granted	509,967	9.28
Vested	(10,044)	9.36
Forfeited	(51,146)	9.32

Unvested balance - December 31, 2015	448,777	9.28

As of December 31, 2015 there was $3.6 million of unrecognized stock-based compensation expense related to RSUs to be recognized over a weighted-average period of 3.3 years. The total fair value of awards vested during the year was $0.1 million.

Employee Stock Purchase Plan

The ESPP allows a maximum of 1,000,000 shares of common stock to be purchased in aggregate for all employees. During the year ended December 31, 2015 and 2014, the Company issued 141,218 and 21,280 shares under the ESPP, respectively. As of December 31, 2015, there were approximately 837,502 shares reserved for future issuance under the ESPP.

The assumptions used to estimate the per share fair value of stock purchase rights granted under the ESPP were as follows:

Period (1)	Risk-free interest rate	Expected life of stock option	Annual Volatility
Year ended December 31, 2015	0.03% to 0.31%	6 months	53% to 71%
Year ended December 31, 2014	0.01% to 0.16%	4 to 6 months	62% to 67%

(1)	Dividend rate is 0%.

14. INCOME TAXES

The Company had losses before income taxes for domestic and foreign operations as follows:

	Year Ended December 31,
(In thousands)	2015	2014	2013
United States	$15,968	$15,463	$33,966
International	48,810	37,023	35,451

Loss before Income Taxes	$64,778	$52,486	$69,417

The provision for income taxes differs from the amount estimated by applying the statutory federal income tax rate to loss before taxes. The following is a reconciliation of the statutory federal and state rates to the effective rates, for the years ended December 31, 2015, 2014, and 2013.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

Reconciliation of Statutory Tax Rate to Effective Tax Rate

	Year Ended December 31,
(In thousands)	2015	2014	2013
Federal tax (benefit) at statutory rate	(34.00)%	(34.00)%	(34.00)%
State tax (benefit) at statutory rate, net of federal tax benefit	3.65%	(7.10)%	0.72%
Change in valuation allowance	5.37%	14.51%	20.86%
Research and development credits	(1.68)%	(2.34)%	(14.92)%
Fair market value of warrants	—%	—%	5.27%
Intangible asset basis allocation	—%	2.77%	—%
Stock-based compensation - ISO	—%	—%	1.08%
Tax attributes not benefited	—%	—%	6.07%
Foreign losses not benefited	24.92%	27.11%	14.94%
Other	2.49%	(0.95)%	(0.02)%

Effective Tax Rate	0.75%	0%	(0)%

Components of our net deferred tax liabilities are presented in the following table.

Deferred Tax Assets and Liabilities

	December 31,
(In thousands)	2015	2014
Net operating loss carryforwards	$23,679	$22,480
Capitalized start-up costs	9,595	11,057
Stock option expense	5,397	4,435
Research credits	22,495	20,951
Fixed assets and intangible assets	3,333	1,565
Accruals	1,659	1,434
Inventory	434	1,200
In Process R&D	(316)
Other	161	124
Valuation allowance	(66,740)	(63,246)

Deferred Tax Assets and Liabilities, Net	$(303)	$—

As of December 31, 2015, the Company had net operating loss carryforwards for U.S. federal, U.S. state and foreign income tax purposes of approximately $60.6 million, $92.1 million and $4.4 million, respectively, which expire beginning after the year 2022, 2016 and no expiration, respectively. As of December 31, 2015, the Company had federal and state research and development credits of $21.3 million and $1.8 million, respectively. The federal credits expire beginning after the year 2023 and the state credits have no expiration.

As of December 31, 2015, the Company’s net operating loss carryforwards for federal and state income tax purposes include approximately $10.3 million on a gross basis, respectively, of losses attributable to stock option tax expense deductions.

The valuation allowance increased by approximately $3.5 million during the period ending December 31, 2015, primarily as a result of current year losses and tax credits.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

The Company has analyzed its tax positions in all of the federal, state and foreign jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

As of December 31, 2015, the Company had no unrecognized tax benefits and has recorded no liability related to uncertain tax positions. The Company did not record a change in its unrecorded tax benefits during the year ended December 31, 2015, and expects no change in its unrecorded tax benefits in the next 12 months.

Due to net operating loss and research credit carryforwards, substantially all of the Company’s tax years, from 2001 through 2015, remain open to U.S. federal and state tax examinations.

The Company is not aware of any pending income tax audits. Significant components of the Company’s deferred tax assets for income tax purposes are net operating loss carryforwards, capitalized start-up costs, and stock-based compensation and research credits. Due to the Company’s lack of earning history, any deferred assets recorded have been fully offset by a valuation reserve.

The Company’s practice is to recognize interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2015, there were no accrued interest and penalties related to uncertain tax positions.

15. COMMITMENTS AND CONTINGENCIES

Contractual Obligations with UCSD Relating to the Acquisition of the DR Cysteamine (RP103) License

Pursuant to the license agreement with UCSD, the Company is obligated to pay milestone payments upon the occurrence of certain events, royalties on net sales from products developed pursuant to the license agreement and a percentage of sublicense fees or sublicense royalties, if any. The Company is obligated to fulfill predetermined milestones within a specified number of years from the effective date of the license agreement, depending on the indication. Cumulatively, the Company has expensed $2.2 million in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis, Huntington’s disease and NASH and on regulatory filings in cystinosis. To the extent that the Company fails to perform any of its obligations under the license agreement, then UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Leases

In January 2016, the Company entered into a four-year lease for additional office space in South San Francisco. The Company anticipates taking occupancy of such facilities in March 2016. The Company will record such rent on a straight-line basis.

In April 2013, the Company executed a seven-year lease for its corporate office facilities in Novato, California. The Company took occupancy of such facilities at the end of June 2013. On June 10, 2013, the Company amended the lease to add space to accommodate its research laboratory and relocated to this space in July 2014. The Company records such rent on a straight-line basis.

In October 2014, the Company executed a three-year lease for its European sales, marketing and administrative headquarters in Utrecht, Netherlands. The Company records such rent on a straight-line basis.

Rent expense for the Company’s current and previous facilities was approximately $1.9 million, $1.4 million, and $0.6 million for the years ended December 31, 2015, 2014, and 2013, respectively. Leasehold improvements for our offices are amortized into expense over the lease term. For the years ended December 31, 2015, 2014, and 2013, the Company recognized a negligible amount of leasehold amortization expense.

The Company has outstanding standby letters of credit at December 31, 2015 and 2014, totaling $1.0 million and $1.3 million, respectively of which $0.8 million was unused at December 31, 2015 and $1.3 million unused at December 31, 2014, respectively.

RAPTOR PHARMACEUTICAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

The following table presents our future lease commitments at December 31, 2015:

(In thousands)	Future Lease Payments
2016	$2,286
2017	2,512
2018	2,564
2019	2,382
2020	1,929
2021 and thereafter	3,329

Total	$15,002

16. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) tax-deferred savings plan (the “401(k) Plan”), which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company will match pretax employee contributions up to 4% of eligible compensation during each pay period (subject to annual maximums of $10,600, $10,400, $10,200 per employee in 2015, 2014 and 2013, respectively). Matching contributions are immediately vested. The Company’s contributions amounted to $0.7 million, $0.5 million and $0.3 million in 2015, 2014 and 2013, respectively.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table presents selected unaudited quarterly results of operations in conjunction with the consolidated financial statements and related notes contained elsewhere in this Annual Report on Form 10-K. These unaudited results were prepared on the same basis as the Company’s audited consolidated financial statements. The Company’s quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the timing and amounts of its revenues and the timing and nature of research and development activities.

	Quarterly Data 2015
(In millions, except per share data, unaudited)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Net sales	$20.5	$23.3	$25.8	$24.7
Gross profit	16.7	20.7	23.2	$21.0
Net loss	(19.7)	(13.9)	(14.6)	17.0
Net loss per share, basic and diluted	(0.28)	(0.17)	(0.18)	(0.20)

	Quarterly Data 2014
(In millions, except per share data, unaudited)	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Net sales	$12.1	$16.3	$23.8	$17.3
Gross profit	10.8	15.3	19.8	14.0
Net loss	(14.9)	(12.7)	(6.0)	(18.9)
Net loss per share, basic and diluted	(0.24)	(0.20)	(0.10)	(0.29)

Schedule II: Valuation and Qualifying Accounts

Valuation Allowance for Deferred Tax Assets

	Year Ended December 31,
(In millions)	2015	2014	2013
Balance at beginning of year	$63	$58	$43
Additions to charged to expenses/other accounts	4	5	15

Balance at end of year	$67	$63	$58

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements as of December 31, 2015, and the notes to such consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this Annual Report on Form 10-K, particularly under the heading “Risk Factors,” and in other documents we file with the SEC.

Overview

We are a biopharmaceutical company focused on developing and commercializing transformative treatments for people affected by rare diseases.

Our first commercial product, PROCYSBI, received marketing approval in the U.S. from the Food and Drug Administration (the “FDA”) in April 2013 for the management of nephropathic cystinosis in adults and children six years and older. In August 2015 the Company received FDA approval for the expanded use of PROCYSBI to treat children two to six years of age with nephropathic cystinosis. In Europe, PROCYSBI gastro-resistant hard capsules of cysteamine (as mercaptamine bitartrate), received a marketing authorization in September 2013 from the European Commission (the “EC”) as an orphan medicinal product for the management of proven nephropathic cystinosis in the European Union (the “EU”). The EU marketing authorization has been expanded to allow us to commercialize PROCYSBI in the 28 Member States of the EU plus Norway, Liechtenstein and Iceland (which are not EU Member States but are part of the European Economic Area, or “EEA”). PROCYSBI received seven and ten years of market exclusivity due to its designation as an orphan drug in the United States and the EU, respectively. We achieved first commercial sales of PROCYSBI in the United States in June 2013 and in the EU, specifically in Germany, in April 2014.

In October 2015, we acquired various assets and rights related to a levofloxacin solution for inhalation, a pharmaceutical product also known as “MP-376” and commercially as “QUINSAIR,” from Tripex Pharmaceuticals, LLC (“Tripex”). QUINSAIR received marketing authorization by the EC for treating long-term lung infection caused by the bacteria Pseudomonas aeruginosa in adults who have cystic fibrosis in March 2015 and Health Canada in June 2015 for the management of cystic fibrosis in patients aged 18 years or older with chronic pulmonary Pseudomonas aeruginosa infections. QUINSAIR is the first inhaled fluoroquinolone approved for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in patients with cystic fibrosis 18 years old and older. We plan to launch QUINSAIR in Europe in the first half of 2016 and Canada later in 2016. We plan to discuss the path to potential approval for the same indication in the United States with the FDA in 2016. We also plan to pursue clinical programs for the development of MP-376 in non-cystic fibrosis related bronchiectasis and to do work to support further clinical development of MP-376 in nontuberculous mycobacteria infections in 2016. QUINSAIR is not approved in the United States, and we may not market or commercialize QUINSAIR in the United States for any indication unless we receive FDA approval, which we may not be able to obtain.

Clinical Development Programs

Our two active clinical development programs utilize RP103, which contains the same active pharmaceutical ingredient as PROCYSBI, cysteamine bitartrate. RP103 and PROCYSBI both utilize our proprietary capsule formulation containing delayed-release enteric coated microbeads of cysteamine bitartrate. Cysteamine bitartrate was approved in the United States in 1994 and the EU in 1997 as an orally available immediate-release powder in a capsule for the management of cystinosis. We have an exclusive worldwide license from the University of California, San Diego (“UCSD”), to delayed-release cysteamine bitartrate, which is the basis for our proprietary formulation of cysteamine. We currently have product candidates in clinical development designed to potentially treat Huntington’s disease (“HD”) and mitochondrial disorders including Leigh syndrome. We announced in September 2015, based on information then available, that we would not advance our program for the treatment of pediatric non-alcoholic steatohepatitis (NASH) with RP103 after topline results from a Phase 2b trial which failed to show efficacy as measured by the trial’s primary endpoints. Unless the full data set, which we expect to receive later this year, provides a compelling rationale for us to continue the NASH program, our decision will remain unchanged.

Preclinical Product Candidates

Our preclinical programs, for which we may seek development partners in the future, include RP105 and RP 106 being developed for a variety of rare diseases.

Future Activities

Over the next fiscal year, our efforts will be focused on increasing sales of PROCYSBI in the United States and Europe and continuing to provide comprehensive reimbursement and adherence support to commercial cystinosis patients in the United States; launching or providing access to PROCYSBI in other countries in the EEA and other select countries around the world; conducting a clinical trial to evaluate PROCYSBI in cysteamine-naïve cystinosis patients, as well as other supporting trials in underdeveloped markets; screening for undiagnosed and unidentified adult nephropathic cystinosis patients; regulatory pathways and/or clinical trials of RP103 for the potential treatment of HD while exploring potential partnership opportunities; preparing to launch QUINSAIR in Europe in the first half of 2016 and Canada later in 2016 and preparing to pursue clinical programs in non-cystic fibrosis related bronchiectasis and to do work in preparation to support further clinical development of MP-376 in nontuberculous mycobacteria; preparing for potential clinical studies of RP103 in new therapeutic indications; supporting our novel preclinical programs; seeking additional business development partners for one or more of our product candidates; and developing new preclinical, clinical and or commercial opportunities, including novel proprietary product candidates, technologies or products identified and acquired through business development activities.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported values of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our consolidated financial position and results of operations.

We believe the following policies to be the most critical to an understanding of our financial condition and results of operations because they require us to make estimates, assumptions and judgements about matters that are inherently uncertain.

Revenue Recognition and Accounts Receivable

We recognize revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred and risk of loss has passed; the seller’s price to the buyer is fixed or determinable and collectability is reasonably assured. We determine that persuasive evidence of an arrangement exists based on written contracts that define the terms of the arrangements. Pursuant to the contract terms, we determine when title to products and associated risk of loss has passed onto the customer. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We assess collectability based primarily on the customer’s payment history and creditworthiness, and record a reserve for product returns based upon the timing and history of our product or of similar product sales and returns in the pharmaceutical industry. As of December 31, 2015, no products had been returned.

PROCYSBI is currently distributed in the U.S. by a specialty pharmacy distributor, the Accredo Health Group, Inc. (“Accredo”) which is currently the Company’s only U.S. customer and which subsequently ships directly to patients. The Company’s distributor in the EU and other territories outside the U.S. is the Almac Group, Ltd., which ships directly to pharmacies after a prescription for PROCYSBI has been received. PROCYSBI is not available in U.S. retail pharmacies. Authorization of coverage by patients’ commercial insurance plans, Raptor’s patient assistance program (“PAP”) or government payors is a prerequisite to the shipment of PROCYSBI to U.S. patients. Prior to the third quarter of 2014, revenue from the sale of PROCYSBI in the U.S. was recognized based on the amount of product sold through to the patients. Beginning July 2014, we were able to reasonably estimate and determine sales allowances in the U.S.; therefore we began recognizing PROCYSBI revenue in the U.S. at the point of sale to the specialty pharmacy, which resulted in the one-time non-recurring recognition of an additional $4.4 million in net revenues during the three months ended September 30, 2014. Revenue is currently recognized in the EU once confirmed orders from pharmacies have been shipped and invoiced for payment by the distributor on the Company’s behalf.

We record revenue net of expected discounts, distributor fees, and rebates, including government rebates such as Medicare and Medicaid in the United States. Allowances are recorded as a reduction of revenue at the time product sales are recognized. Allowances for government rebates and discounts are established based on the actual payor and payor mix information, which is known in the United States at the time of shipment to the distributor and in Germany at the time of shipment to the pharmacy, and the government-mandated discount rates applicable to government-funded programs. The allowances are adjusted to reflect known changes in the factors that may impact such allowances in the quarter the changes are known.

For a roll-forward of estimated rebates, discounts and product returns, see Note 8 in the accompanying notes to the consolidated financial statements in this Annual Report on Form 10-K.

Trade accounts receivable are recorded net of product sales allowances for prompt-payment discounts and chargebacks. Estimates for chargebacks and prompt-payment discounts are based on contractual terms and our expectations regarding the utilization rates based largely on historical behavior. The Company estimates its allowance for doubtful accounts based upon an assessment of various factors, including historical experience, the age of the accounts receivable balances, credit quality of customers, current economic conditions, and other factors that may affect customers’ ability to pay. Historically, the Company has not experienced any material losses with respect to the collection of accounts receivable.

Inventories and Cost of Sales

Inventories are stated at the lower of cost or market price, with cost determined on a first-in, first-out basis. We adjust our inventory value for estimated amounts of excess, obsolete, or unmarketable items. Such assumptions involve projections of future customer demand, as driven by economic and market conditions, and the product’s shelf life. If actual demand, or economic or market conditions are less favorable than those projected by us, incremental inventory write-downs may be required and could be significant. Prior to the approval of PROCYSBI by the FDA on April 30, 2013 and in Europe, prior to EC approval on September 6, 2013, we recorded the purchase of raw materials and the manufacturing costs relating to PROCYSBI as research and development expense. Subsequent to FDA and EC approval, we began capitalizing these costs and manufacturing overhead as commercial inventory. Upon launching PROCYSBI in mid-June 2013 in the United States and in April 2014 in the EU, we began recognizing cost of sales. Cost of sales includes the cost of inventory sold or reserved; manufacturing, manufacturing overhead and supply chain costs; inventory variance amortization; product shipping, warehousing and handling costs; and amortization of licensing approval milestone payments and licensing royalties payable to UCSD.

We capitalize inventory produced in preparation for product launches and expanded access programs when positive results have been obtained for the clinical trials that we believe are necessary to support regulatory approval and we have determined it is probable that these capitalized costs will provide some future economic benefit in excess of capitalized costs. For these inventories, we also consider the expected approval date in assessing realizability. To the extent that inventory is expected to expire prior to being sold, we generally write down the value of inventory. If actual results differ from those estimates, additional inventory write-offs may be required.

Impairment of Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of tangible and identified intangible net assets of businesses acquired. Goodwill is not amortized, but is evaluated for impairment on an annual basis or more often when impairment indicators are present. We have one reporting unit. Therefore, our consolidated net assets, including existing goodwill and other intangible assets, are considered to be the carrying value of the reporting unit. If the carrying value of the reporting unit is in excess of its fair value, an impairment may exist, and we must perform the second step of the analysis, in which the implied fair value of the goodwill is compared to its carrying value to determine the impairment charge, if any. If the estimated fair value of the reporting unit exceeds the carrying value of the reporting unit, goodwill is not impaired and no further analysis is required. We performed our goodwill impairment test as of December 31, 2015 and noted no impairment.

We make judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. Impairment, if any, is measured as the amount by which the carrying value exceeds the fair value of the impaired asset.

Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends and internal factors such as changes in our business strategy and our internal forecasts.

Common Stock Warrant Liabilities

Common stock warrants we issued in connection with certain fiscal year 2009 and 2010 equity financings contained conditional obligations that may have required us to transfer cash to settle the warrants upon the occurrence of certain fundamental transactions. Therefore, we classified the warrants as liabilities. We re-measured the liability at the end of every reporting period with the change in value reported in our consolidated statements of operations. At the exercise date, the fair values of these warrants were re-measured and reclassified to equity.

We used the Black-Scholes option pricing model as our method of valuation for warrants that were subject to warrant liability accounting. The determination of the fair value as of the reporting date was affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables included, but were not limited to, expected stock price volatility over the term of the security and risk-free interest rate. In addition, the Black-Scholes option pricing model requires the input of an expected life for the securities, which is based on the contractual terms of the underlying agreement. The fair value of the warrant liability was revalued as of each balance sheet date utilizing Black-Scholes valuation model computations with the decrease or increase in fair value being reported in the statement of operations as other income or expense, respectively. The primary factors affecting the fair value of the warrant liability are our stock price and volatility. At December 31, 2015, all common stock warrants subject to liability classification had been exercised or expired.

Contingent Consideration Liability

Contingent consideration payable from the October 5, 2015 QUINSAIR acquisition is payable upon the achievement of specified development, regulatory approval, sales-based milestone events or financial results. As of December 31, 2015, the fair value of the contingent consideration liability remained unchanged at $166.8 million due to the limited passage of time from the acquisition date and as there were no changes to the significant estimates and assumptions used in measuring the acquisition date fair value.

Changes in fair value of the contingent consideration liabilities can result from updates to assumptions such as the expected timing or probability of achieving the specified milestones, changes in projected revenues or changes in discount rates. Significant judgment is employed in determining these assumptions as of the acquisition or consolidation date and for each subsequent period. Updates to assumptions could have a significant impact on our results of operations in any given period. Actual results may differ from estimates.

Stock-Based Compensation

We estimate the fair value of stock options and Employee Stock Purchase Plan (ESPP) shares using the Black-Scholes valuation model. The Black-Scholes model requires the input of highly subjective assumptions. The most significant assumptions are our estimates of the expected volatility and the expected term of the award.

Risk-Free Interest Rate. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the option.

Expected Volatility. The volatility is based on a combination of the actual annualized volatility of our common stock price as quoted on NASDAQ since the closing of our 2009 Merger on September 30, 2009 and of annualized volatility of peer companies.

Expected Life of Options. We use historical option exercise data to estimate the expected life of the options.

Expected Dividend Yield. We have never paid any dividends and do not intend to in the near future.

As required, we review our valuation assumptions at each grant date and, as a result, we are likely to change our valuation assumptions used to value employee stock-based awards granted in future periods. Employee and director stock-based compensation costs are to be recognized over the vesting period of the award, which is generally on a straight-line basis over the period during which the employee or director is required to perform service in exchange for the award. Forfeitures are to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We estimate forfeitures based on historical experience.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, we have determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a full valuation allowance has been provided on our net deferred tax assets. We intend to maintain the valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance. Any decision to reverse part or all of the valuation allowance would be based on our estimate of future profitability.

We identify uncertain tax positions and record or disclose any resulting potential tax liability based upon whether the position is more likely than not sustainable upon examination. We consider proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law and negotiations between tax authorities of different countries concerning our transfer prices or intellectual property transfers. As of December 31, 2015, we had identified no uncertain tax positions.

We file U.S. federal, California, various other state and other income tax returns and various foreign country income tax returns. We are currently not subject to any income tax examinations. Due to our net operating losses, all tax years generally remain open in each jurisdiction.

Results of Operations

For the Years Ended December 31, 2015, 2014, and 2013

	For the Year Ended December 31,
(In millions) (1)	2015	2014	2013
Revenues	$94.2	$69.5	$16.9
Cost of sales	12.6	9.4	1.7

Gross profit	81.6	60.1	15.2
Operating expenses:
Research and development	58.6	43.5	29.2
Selling, general, and administrative	71.4	56.7	37.9

Total operating expenses	130.1	100.1	67.1

Loss from operations	(48.5)	(40.1)	(51.9)
Interest income	0.3	0.1	0.2
Interest expense	(15.8)	(14.0)	(6.8)
Foreign currency transaction gain (loss)	(0.3)	0.3	0.0
Gain on short-term investments	—	—	(0.1)
Adjustment to the fair value of common stock warrants	(0.5)	(1.1)	(10.7)
Other income	—	2.3	—

Net loss before provision for income taxes	$(64.8)	$(52.5)	$(69.4)

Provision for income taxes	0.4	0.1	—

Net Loss	$(65.2)	$(52.5)	$(69.4)

(1)	Certain totals may not sum due to rounding

Revenue

Net PROCYSBI product sales for the years ended December 31, 2015, 2014, and 2013 totaled $94.2 million, $69.5 million, and $16.9 million, respectively. The increase in revenue was driven by continued market penetration in both the United States and Europe. PROCYSBI became commercially available in the U.S. in June 2013 and in Europe in April 2014.

Cost of Sales

Prior to the approval of PROCYSBI by the FDA on April 30, 2013 and in Europe, prior to EMA approval on September 6, 2013, we recorded manufacturing costs relating to PROCYSBI as research and development expense. Subsequent to approval, we began capitalizing these costs as commercial inventory. As a result, our cost of sales for 2013 and 2014 reflects a lower average per unit cost of goods than will be recorded in the future. Cost of sales primarily includes: raw materials and manufacturing costs for our commercial product PROCYSBI, amortization of licensing milestone payments, royalty fees due to UCSD on our net product sales, other indirect costs such as distribution, warehousing, labeling, shipping and supplies, and provision for inventory expiration. Costs capitalized as inventory are expensed as cost of sales as product is sold.

During the year ended December 31, 2015, we recorded cost of sales of $12.6 million, primarily due to a $5.1 million royalty expense, $3.8 million provision for inventory expiration, and allocated manufacturing costs. During the year ended December 31, 2014, we recorded cost of sales of $9.4 million, primarily due to a $3.2 million provision for inventory expiration, $3.8 million for royalties, and allocated manufacturing costs. During the year ended December 31, 2013, we recorded cost of sales of $1.7 million, including a $0.4 million reserve representing commercial inventory that was capitalized subsequent to FDA approval but written off due to an unanticipated minor change in the finished product presentation.

Research and Development

Research and development expenses include medical, clinical, regulatory, quality (excluding manufacturing quality control expenses), pharmacovigilance and research salaries and benefits; expenses associated with the manufacturing and testing of PROCYSBI inventory for our commercial launch in the United States and in Europe which were expensed prior to drug approvals; preclinical studies; clinical trials; regulatory and clinical consultants; research supplies and materials; amortization of intangible assets; and allocated human resources and facilities expenses.

For the years ended December 31, 2015, 2014, and 2013, our research and development expenses were $58.6 million, $43.5 million, and $29.2 million, respectively. The increase in research and development expenses relates primarily to increased clinical product manufacture of RP103 for the potential treatment of HD, NASH, cystinosis extension, and other supporting study expenses and related employee compensation, partially offset by a reduction in Phase 3 cystinosis clinical trial expenses.

The following table shows major program expenses recorded as research and development expenses. In 2015, we began allocating internal compensation and overhead to individual program expense.

Major Program Expenses Recorded as Research and Development

	For the Year Ended December 31,
(In millions)	2015	Change from 2014, %	2014	Change from 2013, %	2013
RP103:
Cystinosis (pre-commercial and extension)	$26.0	102%	$12.9	-13%	$14.8
HD (clinical)	3.7	85%	2.0	150%	0.8
NASH (clinical)	3.7	95%	1.9	-5%	2.0
Mitochondrial	4.0
Cystic fibrosis	5.6
Discovery	5.3	165%	2.0	82%	1.1
Other programs	1.3	-41%	2.2	175%	0.8
R&D personnel and other costs not allocated to programs	9.0	-60%	22.5	132%	9.7

Total Research and Development Expenses	$58.6	35%	$43.5	49%	$29.2

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include commercial expenses related to marketing and sales operations in the U.S. and EU, including marketing and pricing studies, advertising, sales force commissions and other expenses, and market access support activities; commercial launch expenses for PROCYSBI, including patient support activities such as reimbursement assistance and establishing a customer relationship management system for our PROCYSBI sales team, and salaries and benefits for our commercial operations; intellectual property, legal and audit fees, finance and executive expenses; and other administrative and facilities costs.

Selling, general and administrative expenses for the year ended December 31, 2015 were $71.4 million as compared to $56.7 million for the year ended December 31, 2014 or an increase of $14.7 million. This increase was primarily attributable to an increase in compensation related expenses of $6.5 million and professional fees including legal fees of approximately $7.0 million.

Selling, general and administrative expenses for the year ended December 31, 2014 were $56.7 million as compared to $37.9 million for the year ended December 31, 2013 or an increase of $18.8 million. This increase was primarily attributable to an increase in compensation related expenses of $12.5 million, marketing expenses of approximately $2.0 million and professional fees including legal fees of approximately $1.6 million.

Interest Expense

Interest expense for the years ended December 31, 2015, 2014, and 2013 was $15.8 million, $14.0 million, and $6.8 million, respectively. The increase in interest expense from 2013 to 2014 was due primarily to an increase in royalty fees pursuant to the HC Royalty loan agreement based on net sales for the period. Also contributing to the increase was the issuance of $60.0 million of convertible notes in July 2014 and an amendment to the $50.0 million loan agreement that we entered into with HealthCare Royalty Partners II, L.P., or HC Royalty, in December 2012, which was amended in July 2014 to provide for an additional $10.0 million in term loan funding. The increase in interest expense from 2014 to 2015 was primarily driven by greater fixed interest as a result of a greater level of outstanding principal debt from our HC Royalty loan agreement and outstanding convertible notes partially offset by a reduction in the rate of fixed interest on our HC Royalty loan.

Adjustment to the Fair Value of Common Stock Warrants

Adjustment to the fair value of common stock warrants were losses of $0.5 million, $1.1 million, and $10.7 million for the years ended December 31, 2015, 2014, and 2013, respectively. The decrease in fair value adjustment was due primarily to the decrease in the number of warrants outstanding. As of December 31, 2015, there were no common stock warrants outstanding.

Other Income

In 2014, we received a cash payment in the amount of $2.3 million from a stockholder in disgorgement of alleged short-swing profits under Section 16(b) of the Securities Exchange Act of 1934. This amount is recorded as Other Income on our consolidated financial statements.

Liquidity and Capital Resources

Capital Resources

As of December 31, 2015, we had $157.4 million in cash and cash equivalents, of which $6.9 million is held by our foreign subsidiaries, $40.1 million in current liabilities and $141.3 million of net working capital. During the year ended December 31, 2015, we completed a public offering of 10.925 million shares of our common stock for net proceeds of $92.0 million, raised $0.3 million net proceeds from warrant exercises and $7.5 million net proceeds from stock option exercises and our employee stock purchase plan. During the year ended December 31, 2014, we raised $66.0 million of net proceeds from modification of our loan agreement with HC Royalty Partners and the issuance of convertible notes, $44.8 million in proceeds after commissions under our at-the-market (“ATM”) common stock sales agreement, $1.8 million net proceeds from warrant exercises and $6.8 million net proceeds from stock option exercises and our employee stock purchase plan. We believe that our cash balance will be sufficient to meet our projected operational requirements and obligations into the first half of 2018.

	December 31,
	2015	2014
	(in thousands, except financial metrics data)
Cash and cash equivalents	$157,352	$149,613
Restricted cash	$1,055	$1,562
Accounts receivable, net	$13,267	$7,455
Total current assets	$181,399	$171,605
Total current liabilities	$40,053	$29,120
Working capital surplus (a)	$141,346	$142,485
Days sales outstanding (“DSO”) (b)	50	40
Current ratio (c)	4.5	5.9

(a)	Total current assets at period end minus total current liabilities at period end.
(b)	Net accounts receivable at period end divided by revenue, net for the fourth quarter multiplied by 92 days.
(c)	Total current assets at period end divided by total current liabilities at period end.

Net Cash Used In Operating Activities

Cash used in operating activities was $44.2 million in 2015 consisting mainly of a net loss of $65.2 million adjusted for non-cash items such as stock-based compensation expense of $12.8 million and depreciation and amortization of $2.8 million and $4.6 million of net cash inflow related to changes in operating assets and liabilities.

Net Cash Used By Investing Activities

Net cash used in investing activities was $ 37.8 million in 2015 consisting mainly of a $35.4 million cash payment for QUINSAIR and $2.9 million for the purchase of property and equipment. Net cash used in investing activities was $ 6.1 million in 2014 consisting mainly of $5.1 million for the purchase of property and equipment.

Net Cash Provided By Financing Activities

Net cash provided by financing activities was $90.9 million in 2015 as compared to $119.4 million in 2014. Net cash provided by financing activities in 2015 consisted of $92.0 million of proceeds from the follow on public offering, $6.6 million from the issuance of common stock as a result of the exercise of employee stock options, and $0.9 million of proceeds from the issuance of common stock as a result of employee stock purchases under our employee stock purchase plan. These amounts were partially offset by principal debt payments of $9.0 million. The net cash provided by financing activities in 2014 consisted primarily of $44.5 million of proceeds from the sale of common stock under ATM agreement, $70.0 million of proceeds from the issuance of debt offset by debt issuance costs of $3.5 million.

Note Payable and Convertible Debt

Under the terms of the HC Royalty loan agreement executed on December 20, 2012, we received $23.4 million in net proceeds from the first tranche of the loan at closing in December 2012. We received an additional $23.7 million in net proceeds in May 2013 from the second tranche upon FDA approval of RP103 for the management of cystinosis. In July 2014, we modified our original December 2012 loan agreement to provide for an additional $10.0 million in term loan funding. The loan matures on March 31, 2020, bears interest at an annual fixed rate of 8.0% (after the July 2014 modification) and has a synthetic royalty, tiered down, based on a percentage of net product sales. We paid the first quarterly principal payment of $3.0 million in June 2015. In July 2014, we also sold $60.0 million of convertible senior notes, which bear a fixed interest rate of 8.0% until maturity in August 2019 unless converted earlier. The proceeds from the loans are being used primarily to fund the further commercialization of PROCYSBI for the management of cystinosis, commercial launch of QUINSAIR advancement of our development programs and for general corporate purposes.

Common Stock Issuance under At-The-Market (“ATM”) Agreement

On April 30, 2012, we entered into a Sales Agreement with Cowen and Company, or Cowen, to sell shares of our common stock, with aggregate gross sales proceeds of up to $40.0 million, from time to time through an “at the market” equity offering program under which Cowen acted as sales agent. We paid a 3% commission to Cowen on all sales pursuant to this Sales Agreement.

On July 3, 2013, we amended and restated the Sales Agreement to increase the aggregate gross sales proceeds that may be raised to $100.0 million. Cumulatively through December 31, 2014, we sold 12,569,914 shares under the ATM offerings at a weighted-average selling price of $7.96 per share for net proceeds of approximately $97.0 million.

On September 4, 2015, we entered into an ATM sales agreement, with Cowen, under which we may, at our discretion, sell our common stock with a sales value of up to a maximum of $75.0 million through ATM offerings on the NASDAQ Stock Market (the “2015 Sales Agreement”). Cowen is the sole sales agent for any sales made under the 2015 Sales Agreement, and we will pay Cowen a commission, or allow a discount, for its services in acting as agent in the sale of our common stock of up to 3.0% of the gross sales price per share of all shares sold through it as agent under the 2015 Sales Agreement. The common stock will be sold at prevailing market prices at the time of sale, and, as a result, prices will vary. During the year ended December 31, 2015, there were no shares sold under the 2015 Sales Agreement and $75.0 million was available for issuance under the 2015 Sales Agreement as of December 31, 2015.

2015 Follow-on Public Offering

On April 8, 2015, we closed an underwritten public offering of shares of our common stock at a price to the public of $9.00 per share. The offering resulted in net proceeds to us of approximately $92.0 million after deduction of underwriting discounts of 6% and other offering expenses paid by us.

Future Funding Requirements

We will need to raise additional capital either through the sale of equity or debt to fund our operations in the longer term and to, among other activities, continue to commercialize PROCYSBI, to launch QUINSAIR, and to develop RP103 and MP-376 for the potential treatment of other indications. Our future capital requirements may be substantial, and will depend on many factors, including:

•	The continuing sales of PROCYSBI in the United States, Europe and other international markets;

•	The success of the launch of QUINSAIR in Europe and Canada;

•	The ongoing costs of establishing and maintaining sales and marketing capabilities in the United States, Europe and other international markets for PROCYSBI and QUINSAIR;

•	Our ability to negotiate reimbursement and pricing of PROCYSBI and QUINSAIR in various countries outside of the United States, and of QUINSAIR in Europe and Canada;

•	The cost of our manufacturing-related activities in support of PROCYSBI, QUINSAIR, MP-376, and RP103;

•	The cost of activities and outcomes related to the regulatory submission of cysteamine bitartrate delayed-release capsules in Canada;

•	The cost of additional clinical trials in order to obtain regulatory approvals for PROCYSBI in non-U.S. and non-European countries, and for QUINSAIR in the United States;

•	The timing and cost of our ongoing clinical programs for RP103, including: evaluating PROCYSBI in treatment-naïve cystinosis patients, and other supportive studies; evaluating RP103 as a potential treatment for HD; evaluating RP103 as a potential treatment for Leigh syndrome and other mitochondrial disorders;

•	The cost of regulatory submissions, as well as the preparation, initiation and execution of clinical trials of MP-376 in non-CF related bronchiectasis and NTM infections;

•	The cost of evaluating and potentially acquiring or in-licensing and developing and commercializing new drug compounds;

•	The cost of filing, continuing surveillance, prosecuting, defending and enforcing existing or new patent claims; and

•	The determination of whether we will strategically partner or out-license one or more of our product candidates and depending on the decision pursuing and completing a strategic partnership or license.

There can be no assurance that we will be successful in raising sufficient funds when needed. Additional financing may not be available in amounts or on terms satisfactory to us or at all.

Research and Development Activities

We plan to conduct further research and development, to support several clinical trials for RP103, improve upon our internal discovery molecules and in-licensed technology and continue business development efforts for our preclinical and other clinical-stage product candidates in the next 12 months. We plan to conduct research and development activities by our own laboratory staff and also by engaging contract research organizations, clinical research organizations and contract manufacturing organizations. We also plan to incur costs for the production of our clinical study drug candidate RP103 for the potential treatment of HD; for production of RP103 for additional clinical trials in cystinosis; clinical and medical advisors; and consulting and collaboration fees. We anticipate that our research and development costs will increase during the next 12 months primarily due to the addition of new studies in support of cystinosis, HD, non-CF related bronchiectasis, and NTM. We may seek strategic partnerships in the development of one or more of our product candidates.

Selling, General and Administrative Activities

Selling, general and administrative costs in the next 12 months is expected to consist primarily of sales activities surrounding the sale of PROCYSBI in the United States and Europe and the commercial launch of PROCYSBI in additional countries in

Europe, as well as the commercial launch of QUINSAIR in Canada and Europe. We anticipate that selling, general and administrative expenses will continue to increase in support of PROCYSBI sales growth, as well as an increase in facilities and administrative expenses to support our anticipated growth.

Capital Expenditures

In the next 12 months, we expect to increase our capital expenditures on laboratory and office equipment and computer software and hardware as we continue to increase our staff in 2016.

Contractual Obligations

Contractual Obligations with UCSD Relating to the Acquisition of the DR Cysteamine (RP103) License

Pursuant to our license agreement with UCSD, we are obligated to pay milestone payments (ranging in size for orphan and non-orphan indications) upon the occurrence of certain events during the life of the license agreement. These include a royalty on commercial net sales from products developed pursuant to the agreement, a percentage of sublicense fees, a percentage of sublicense royalties, and a minimum annual royalty. Under the license agreement, we are obligated to fulfill predetermined milestones within a specified number of years from the effective date of the agreement, depending on the indication. In 2013, we began paying UCSD royalties based upon our net sales of PROCYSBI. Other future milestones will be payable based on other regulatory approvals and clinical trial milestones.

Other Contractual Obligations

We have contractual obligations under our capital and operating leases and other obligations related to research and development activities, purchase commitments and licenses. Information about these obligations as of December 31, 2015 is presented in the table below.

(In thousands)	< 1 year	1 - 3 Years	3 - 5 Years	> 5 Years	Total
Debt principal	$12,000	$24,000	$15,000	$—	$51,000
Convertible notes	—	—	60,000	—	60,000
Operating lease obligations	2,286	5,076	4,311	3,329	15,002
Purchase commitments and research and development/clinical	2,962	1,654	880	2,450	7,946

Total	$17,248	$30,730	$80,191	$5,779	$133,948

We maintain several contracts with contract manufacturers, clinical organizations and clinical sites, drug labelers and distributors and research organizations, primarily to assist with clinical research and clinical manufacturing for our cystinosis and HD programs. The future commitments pursuant to these agreements, some of which include estimates of amounts or timing of payments, are included in the table above as research and development and purchase commitments.

We are also subject to contingent payments related to various development activities totaling approximately $399.0 million, which are primarily due upon the achievement of certain development and commercial milestones. Of these contingent payments, $350.0 million relate to the purchase of QUINSAIR. These contingent payments are not included in the table above as we cannot reliably predict their timing or occurrence.

In conjunction with our HC Royalty loan agreement, we have contractual interest payments that began in December 2012 at a fixed rate of 10.75% plus a percentage of product revenue. In July 2014, these fixed interest payments were amended to 8.00%. We also issued senior convertible notes which bear fixed interest of 8.0%. The fixed interest amount that remains committed through the term of the amended loan agreement and convertible senior notes is approximately $26.8 million. We also began paying quarterly payments of $3.0 million on principal under the HC Royalty loan in June 2015.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.